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                                                                    EXHIBIT 11.1


Statement re: Computation of per share earnings.

For the following periods the registrant had no securities which were dilutive for the calculation of earnings per share.

                                                                     Weighted average number of
Summary from year-end audited       Basic and diluted loss per       basic and diluted common stock
financial statements                common share                     shares outstanding
-----------------------------       --------------------------       ------------------------------
Fiscal year ended 5/31/2000         (0.16)                           11,090,604
Year ended 12/31/1999               (0.01)                           10,040,000
Year ended 12/31/1998               (0.02)                           10,040,000